Exhibit 99.1

NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

NRC Determines No Major Environmental Impacts Preclude Licensing of Nichols Ranch
ISR Uranium Project

Casper, Wyoming, January 24, 2011 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex and TSX: URZ; Frankfurt: U9E) is pleased to announce that the United States Nuclear Regulatory Commission (“NRC”) has completed the final Supplemental Environmental Impact Statement (“SEIS”) for the Company’s Nichols Ranch ISR Uranium Project. The final SEIS is expected to be noticed in the Federal Register on January 28, 2011.

In its press release dated January 24, 2011 the NRC announced its determination that: “ there are no major environmental impacts that would preclude licensing the Nichols Ranch uranium recovery project proposed for Johnson and Campbell counties in Wyoming.”

“The completion of this favorable SEIS, a required step in the NRC licensing process, marks a very substantial milestone achieved by the Company and represents the culmination of over four years of effort which was spearheaded by Mike Thomas our Manager of Environmental, Health and Safety”, stated Uranerz CEO & President Glenn Catchpole, “I would like to congratulate our entire staff for their valuable contribution through this entire permitting process. Uranerz can now focus on moving into the construction phase of the Nichols Ranch ISR Uranium Project.”

About Uranerz
Uranerz Energy Corporation is a U.S.-based uranium company focused on achieving near-term commercial in-situ recovery (“ISR”) uranium production in Wyoming, the largest producer of uranium of any U.S. State. The Uranerz management team has specialized expertise in the ISR uranium mining method, and has a record of licensing, constructing, and operating commercial ISR uranium projects. The Company has already entered into long-term uranium sales contracts with two of the largest nuclear utilities in the U.S., including Exelon.

Uranerz Energy Corporation is listed on the NYSE Amex and the Toronto Stock Exchange under the symbol “URZ”, and listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at info@uranerz.com. Alternatively, please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to anticipated progress or outcome of the Company’s permitting applications, including but not limited to its application to the NRC in respect of which the final SEIS has been issued, and statements as to anticipated plant design and construction progress, and statements which predict or project the impact of the Nichols Ranch ISR Project operations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.